CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 20, 2014 relating to the statement of assets and liabilities of Invesco Conservative Income Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

June 20, 2014